As filed with the Securities and Exchange Commission on March 14, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE

SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center

9900 Bren Road East Minnetonka,

Minnesota 55343

(Address of registrant’s principal executive offices,

including zip code)

UNITEDHEALTH GROUP EXECUTIVE SAVINGS PLAN

(Full title of the plan)

David J. Lubben, Esq.

General Counsel and Secretary

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations (1)	$150,000,000	100%	$150,000,000	$17,655

(1)	The Deferred Compensation Obligations are unsecured obligations of UnitedHealth Group Incorporated to pay deferred compensation in the future in accordance with the terms of the UnitedHealth Group Executive Savings Plan.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of l933, as amended, solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by UnitedHealth Group Incorporated (“we,” “us” or “UNH”), are incorporated by reference in this registration statement:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

(b) Our Current Reports on Form 8-K dated February 2, 2005, and March 2, 2005.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

The securities offered hereby are deferred compensation obligations of UNH, which are being offered to eligible employees of UNH and its participating affiliates under the UnitedHealth Group Executive Savings Plan (the “Plan”). The Plan permits participants to defer, in accordance with the terms of the Plan, base salary and cash incentive compensation (the “Cash Deferrals”). The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan.

UNH will credit to participants’ deferral accounts certain amounts specified in the Plan related to matching contributions on deferrals in excess of the annual individual contribution and compensation limits for participation in 401(k) plans imposed by the Internal Revenue Code. In addition, UNH will credit to participants deferral accounts certain amounts specified in the Plan relating to matching contributions on deferrals under annual incentive plans of UNH. UNH may also, but is not required to, credit any amount it desires to any participant’s account.

The deferred amounts described above (including the Cash Deferrals and additional amounts credited by UNH to a participant’s account) will be credited with earnings and investment gains and losses by assuming that the amounts were invested in one or more investment alternatives selected by the participant in accordance with the terms of the Plan. The deemed investment alternatives include various investment funds with different degrees of risk. Participants may reallocate amounts among the various deemed investment alternatives. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account, and UNH is not required to invest any amounts as a result of these elections.

The Plan is an unfunded and unsecured liability of UNH and benefits are paid from UNH’s general assets. The benefits payable under the Plan are future obligations of UNH and are dependent on UNH’s financial condition and creditworthiness. Although UNH has established a “rabbi trust” which holds assets that are used solely to pay benefits to Plan participants, participants do not have any preferential right to any assets in the trust. In the event of UNH’s insolvency or bankruptcy, the trust assets are treated like other corporate assets of UNH and are subject to the claims of UNH’s creditors. Claims for deferred compensation will be treated like any other claim by UNH’s unsecured creditors, with no special preference for participants in the Plan. Therefore, if UNH becomes insolvent or bankrupt, participants in the Plan could lose some or all of their benefits under the Plan. All amounts payable to participants under the Plan are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. Rights to payment under the Plan are not convertible into another security of UNH.

UNH reserves the right to amend the Plan prospectively, retroactively or both, at any time, including the right to terminate the Plan completely. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will UNH be responsible for any decline in a participants’ account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations under the Plan may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a death beneficiary under the Plan.

The foregoing summarizes the material terms and provisions of the deferred compensation obligations. It is not a complete legal description of the deferred compensation obligations and is qualified in its entirety by reference to the Plan.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article 8 of our Second Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, our directors shall not be liable to UNH or our shareholders for monetary damages for breach of fiduciary duty as a director.

Section 9.01 of our Second Amended and Restated Bylaws provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 302A.521 of the Minnesota Business Corporation Act, as now enacted or hereafter amended.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers UNH for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	UnitedHealth Group Executive Savings Plans (2004 Statement) (incorporated by reference to Exhibit 10(e) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

5.1	Opinion of David J. Lubben, the Company’s General Counsel.

23.1	Consent of David J. Lubben, the Company’s General Counsel (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d)

of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on the 14th day of March, 2005.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ William W. McGuire
William W. McGuire, M.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2005.

Signature	Title

/s/ William W. McGuire William W. McGuire, M.D.	Chief Executive Officer and Chairman (principal executive officer)

/s/ Patrick J. Erlandson Patrick J. Erlandson	Chief Financial Officer (principal financial and accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* Stephen J. Hemsley	Director

* James A. Johnson	Director

* Thomas H. Kean	Director

* Douglas W. Leatherdale	Director

* Mary O. Mundinger	Director

* Robert L. Ryan	Director

* Donna E. Shalala	Director

* William G. Spears	Director

* Gail R. Wilensky	Director

*By:	/s/ David J. Lubben
David J. Lubben As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	UnitedHealth Group Executive Savings Plans (2004 Statement) (incorporated by reference to Exhibit 10(e) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

5.1	Opinion of David J. Lubben, the Company’s General Counsel.

23.1	Consent of David J. Lubben, the Company’s General Counsel (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.